Exhibit 99.1

AxoGen Reports Third Quarter 2011 Results

Third Quarter Highlights

•	Revenues were $1.1 million compared to $0.8 million reported during the third quarter of 2010, an increase of 42.5%

•	Revenues were $3.5 million for nine months compared to $2.2 million reported for nine months 2010, an increase of 58.8%

•	Cash and cash equivalents as of the end of the third quarter was $10.5 million

•	Merger of LecTec Corporation and AxoGen Corporation completed and sales and marketing activity expanding

ALACHUA, FL – November 9, 2011– AxoGen, Inc. (OTCBB: AXGN) today reported third quarter of 2011 revenues of $1.1 million, a 42.5% increase over $0.8 million reported during the third quarter of 2010. The higher revenues reflect increased penetration into targeted accounts resulting from the broadening of the Company’s sales and marketing efforts.

In addition, the Company reported a net loss of $3.1 million, or $2.60 per common share, compared to a net loss of $.0.9 million, or $1.05 per common share, reported during the same period in 2010. The pro forma net loss for the quarter as if the merger had taken place on the first day of the period, was $3.0 million, or $0.28 per diluted share, compared to a pro forma net loss of $1.7 million, or $0.15 per diluted share, reported during the same period in 2010.

The reported loss for the period included approximately $643,000 of merger related expenses and $828,000 associated with a one-time, inventory write-off. These items represent $1.11 of the $2.60 loss per common share and $0.13 of the $0.28 pro forma loss per common share.

“I am pleased with our level of execution during this quarter,” stated Karen Zaderej, Chief Executive Officer of AxoGen. “We delivered solid year-over-year, topline growth during a period in which our management team was focused on efforts to complete our merger with LecTec.”

Gross Profit

Gross profit was $10,436 during the period and $1.59 million for the nine months and includes an $828,000 charge related to write-offs associated with expiring inventory and obsolete raw materials. The decrease in gross profit was primarily due to the inventory write-offs with additional contributing factors including a change in product mix and the resumption of manufacturing of Avance® Nerve Graft in January 2011.

Sales General and Administrative Expenses (SG&A)

Sales, general and administrative expenses (SG&A) increased to $2.0 million during the third quarter of 2011, compared to $1.1 million reported last year and is attributed to the company’s strategic and continued broadening of sales and marketing efforts and approximately $643,000 of merger related expenses.

Ms. Zaderej further commented, “While we are pleased with our topline performance, our merger related efforts impeded sequential growth. With the merger behind us we are now well capitalized and positioned to focus on the execution of our commercialization plan as we move into the fourth quarter.”

Financial Liquidity

At September 30, 2011 the Company had $10.5 million in cash and cash equivalents and $4.8 million in long-term debt.

Merger Accounting

For accounting purposes, AxoGen Corporation was identified as the acquiring entity and AxoGen, Inc. (formerly “LecTec”) as the acquired entity. Accordingly, the condensed consolidated financial statements and related footnote disclosures presented for the period prior to the merger are those of AxoGen Corporation alone. The consolidated financial statements as of September 30, 2011 and December 31, 2010 and for the three months and nine months ended September 30, 2011 and 2010 include the operations and cash flows of AxoGen Corporation through September 30, 2011 and the combined operations and cash flows of AxoGen Corporation and AxoGen, Inc. (“LecTec”) subsequent to the merger. The Consolidated Balance Sheet as of September 30, 2011 includes both companies as of such date.

Earnings Call Information

As previously announced, AxoGen, Inc management will review its third quarter 2011 financials during a conference call scheduled for November 10, 2011 at 3:00 PM Eastern Time. The conference call information is as follows:

Conference dial-in:	888.455.2265
International dial-in	719.457.2605
Conference ID:	3836184
Webcast:	www.axogeninc.com/investors.html

An audio replay of the conference call will be available from 6:00 p.m. ET on November 10, 2011, through 6:00 p.m. ET on November 17, 2011 by dialing 888.203.1112 from the U.S. or 719.457.0820 from abroad. The audio webcast will also be available on the company’s website, www.axogeninc.com, for one year.

About AxoGen, Inc.

AxoGen (OTCBB: AXGN) is a regenerative medicine company with a portfolio of proprietary products and technologies for peripheral nerve reconstruction and regeneration. Every day people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of function and feeling. In order to improve surgical reconstruction and regeneration of peripheral nerves, AxoGen has developed and licensed patented and patent-pending technologies, which are used in its portfolio of products. This portfolio includes Avance® Nerve Graft, which AxoGen believes is the first and only commercially available allograft nerve for bridging nerve discontinuities (a gap created when the nerve is severed). AxoGen’s portfolio also includes AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and AxoGuard® Nerve Protector that protects nerves during the body’s healing process after surgery. AxoGen is bringing the science of nerve repair to life with over 6,000 surgical implants of AxoGen products performed in hospitals and surgery centers across the United States, including military hospitals serving U.S. service men and women.

AxoGen (formerly known as LecTec Corporation) is the parent of its wholly owned operating subsidiary, AxoGen Corporation. AxoGen’s principal executive office and operations are located in Alachua, FL.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-

looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

COCKRELL GROUP	AxoGen, Inc.
Rich Cockrell, President	Greg Freitag, Chief Financial Officer
404.942.3369	386.462.6856
Investorrelations@thecockrellgroup.com	InvestorRelations@AxoGenInc.com
cockrellgroup.com
@COCKRELLGROUP on Twitter

AxoGen, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010 (As Restated)
Revenues	$1,140,768	$800,743	$3,487,824	$2,195,812
Cost of goods sold	1,130,332	160,772	1,893,412	536,185

Gross profit	10,436	639,971	1,594,412	1,659,627
Costs and expenses:
Sales and marketing	499,118	320,850	1,318,007	975,839
Research and development	76,982	36,169	117,149	75,452
Salaries, wages and related costs	1,189,289	771,518	2,941,530	2,522,419
General and administrative	827,054	336,038	2,005,740	910,585
Depreciation and amortization	44,427	54,220	191,589	208,502

Total costs and expenses	2,636,870	1,518,795	6,574,015	4,692,797

Loss from operations	(2,626,434)	(878,824)	(4,979,603)	(3,033,170)

Other income (expense):
Interest expense	(318,110)	(193,251)	(954,360)	(516,266)
Interest expense—deferred financing costs	(169,007)	(10,473)	(1,200,413)	(134,808)
Gain from termination of distribution agreement	—	—	—	1,119,094
Change in fair value of warrant liability	—	139,157	62,305	77,695
Other income (expense)	381	28	(10,163)	36

Total other income (expense)	(486,736)	(64,539)	(2,102,631)	390,361

Net loss	$(3,113,170)	$(943,363)	$(7,082,234)	$(2,642,809)

Preferred stock dividends	$(329,832)	$(308,944)	$(1,028,351)	$(3,886,801)

Net loss available to common shareholders	$(3,443,002)	$(1,252,307)	$(8,110,585)	$(3,886,801)

Weighted Average Common Shares outstanding - basic and diluted	1,324,967	1,191,000	1,248,798	715,198

Loss Per Common share - basic and diluted	$(2.60)	$(1.05)	$(6.49)	$(5.43)

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,525,537	$1,799,048
Accounts receivable	538,109	407,350
Inventory	1,662,343	1,902,789
Prepaid expenses	151,846	66,437
Deferred financing costs	184,995	1,083,630

Total current assets	13,062,830	5,259,254
Property and equipment, net	293,681	500,742
Goodwill	169,987	—
Intangible assets	906,960	637,771
Other assets	8,000	8,000

	$14,441,458	$6,405,767

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$1,657,113	$967,896
Current portion of long-term debt, related party	—	1,338,455
Current portion of long-term debt	—	7,080,512

Total current liabilities	1,657,113	9,386,863
Long-term debt	4,826,264	—
Preferred stock dividends payable	—	6,048,378
Warrant liability	—	2,669,815

Total liabilities	6,483,377	18,105,056

Commitments and contingencies
Temporary equity:
Series B convertible preferred stock, $.00001 par value; 17,065,217 shares authorized; 0 and 9,782,609 shares issued and outstanding	—	4,243,948
Series C convertible preferred stock, $.00001 par value; 16,798,924 shares authorized; 0 and 11,072,239 shares issued and outstanding	—	8,092,568
Series D convertible preferred stock, $.00001 par value; 67,000,000 shares authorized; 0 and 30,156,259 shares issued and outstanding	—	3,075,523

Total temporary equity	—	15,412,039

Stockholders’ equity (deficit):	109,498	12,056
Common stock, $.01 par value; 50,000,000 shares authorized; 10,949,812 and 1,205,624 shares issued and outstanding Series A convertible preferred stock, $.00001 par value; 2,544,750 shares authorized, issued and outstanding	—	1,125,000
Additional paid-in capital	54,142,532	9,934,980
Accumulated deficit	(46,293,949)	(38,183,364)

Total stockholders’ equity (deficit)	7,958,081	(27,111,328)

	$14,441,458	$6,405,767